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                                                                    Exhibit 12.2

                     Sara Lee Corporation and Subsidiaries
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (In millions except ratios)

                                                                                                 Years Ended
                                                                                           ------------------------
                                                                                            June 30,      July 1,
                                                                                            2001 (1)        2000
                                                                                           ----------    ----------
Fixed charges and preferred stock dividend requirements:
 Interest expense                                                                          $      270    $      252
 Interest portion of rental expense                                                                64            63
                                                                                           ----------    ----------

 Total fixed charges before capitalized interest
    and preferred stock dividend requirements                                                     334           315
 Capitalized interest                                                                              14             9
 Preferred stock dividend requirements (2)                                                         18            20
                                                                                           ----------    ----------

     Total fixed charges and preferred stock
       dividend requirements                                                               $      366    $      344
                                                                                           ==========    ==========

Earnings available for fixed charges and preferred stock
       dividend requirements:
 Income before income taxes continuing operations                                          $    1,851    $    1,567
 Less undistributed income in minority owned companies                                             (2)           (8)
 Add minority interest in majority-owned subsidiaries                                              51            35
 Add amortization of capitalized interest                                                          24            24
 Add fixed charges before capitalized interest and
   preferred stock dividend requirements                                                          334           315
                                                                                           ----------    ----------

     Total earnings available for fixed charges and
        preferred stock dividend requirements                                              $    2,258    $    1,933
                                                                                           ==========    ==========


Ratio of earnings to fixed charges and preferred stock
  dividend requirements                                                                           6.2           5.6
                                                                                           ==========    ==========

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(1)  During fiscal 2001, the corporation recorded a pre-tax charge of $554 in connection with certain reshaping actions.

     During the second quarter of fiscal 2001, the corporation recorded a pre-tax gain of $105 million in connection with the IPO of its Coach subsidiary.

     During the fourth quarter of fiscal 2001, the corporation recorded a tax-free gain of $862 million in connection with the exchange of its stock for the stock of Coach.

(2) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.